UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): July 14, 2015
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TransUnion

(Exact name of registrant as specified in its charter)
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Delaware	001-37470	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 985-2000

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Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⃞	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⃞	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 14, 2015, TransUnion (“TransUnion” or the “Company”) borrowed under its 2015 Term A Facility (defined below) and, on July 15, 2015, used the proceeds, together with the proceeds of the initial public offering of our common stock completed on June 30, 2015, and cash on hand, to redeem certain of the Company’s existing indebtedness, as described below.

On June 30, 2015, the Company’s wholly owned subsidiaries, TransUnion Intermediate Holdings, Inc. (f/k/a TransUnion Corp.) and Trans Union LLC, amended the Second Amended and Restated Credit Agreement, dated as of April 9, 2014, among TransUnion Intermediate Holdings, Inc. (f/k/a TransUnion Corp.), Trans Union LLC, the guarantors from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and as collateral agent, Deutsche Bank AG New York Branch, as an L/C issuer, the other lenders party thereto, and each other party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) to, among other things, provide for a new five-year term loan A facility (the “2015 Term A Facility”). On July 14, 2015, we borrowed $350 million under the 2015 Term A Facility and, on July 15, 2015, we used the proceeds of the new five-year senior secured term A loans (the “Term A Loans”), together with the proceeds of the initial public offering our common stock completed on June 30, 2015, and cash on hand, to redeem all of our outstanding (i) $600,000,000 aggregate issued principal amount of 9.625%/10.375% senior PIK toggle notes due 2018, Series B and (ii) $400,000,000 aggregate issued principal amount of 8.125%/8.875% senior PIK toggle notes due 2018. Unless otherwise elected, interest on the Term A Loans is equal to LIBOR plus 2.00% or 2.25%, depending on our total net leverage ratio. The Company is required to make principal payments of 1.25% of the original principal balance at the end of each quarter through June 30, 2017, and 1.875% of the original principal balance at the end of each quarter thereafter, with the remaining balance due on June 30, 2020.

TransUnion Intermediate Holdings, Inc. and its direct and indirect wholly-owned subsidiaries party to the Amended and Restated Credit Agreement and ancillary agreements and documents (other than Trans Union LLC) continue to provide an unconditional guaranty of all amounts owing under the Amended and Restated Credit Agreement. With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, TransUnion Intermediate Holdings, Inc. and the other guarantors, including their investments in subsidiaries. The Amended and Restated Credit Agreement contains various restrictions and nonfinancial covenants, including restrictions on dividends, investments, dispositions, future borrowings and other specified payments.

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is a Revolving Credit Lender, the Syndication Agent and a Joint Lead Arranger and Joint Bookrunner under the Amended and Restated Credit Agreement. Investment funds affiliated with Goldman, Sachs & Co. own approximately 39.7% of the issued and outstanding common stock of TransUnion. Goldman, Sachs & Co. and its affiliates, including Goldman Sachs Credit Partners L.P., have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for us and our affiliates in the ordinary course of business, for which they have and/or will receive customary fees and expenses.
Item 1.02    Termination of a Material Definitive Agreement.

On July 15, 2015, the Company redeemed all of our outstanding (i) $600,000,000 aggregate issued principal amount of 9.625%/10.375% senior PIK toggle notes due 2018 (the “9.625% Notes”) and (ii) $400,000,000 aggregate issued principal amount of 8.125%/8.875% senior PIK toggle notes due 2018 (the “8.125% Notes”). The redemption price for the 9.625% Notes was $1,000.00 per $1,000.00 redeemed, plus accrued and unpaid interest to the date of redemption. The redemption price for the 8.125% Notes was $1,020.31 per $1,000.00 redeemed, plus accrued and unpaid interest to the date of redemption.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION

Date: July 20, 2015
By:     /s/ Mick Forde
Name:    Mick Forde
Title:    Vice President